Exhibit 2.7

                              SUMMARY OF KEY TERMS
                        FOR PROPOSED EMPLOYMENT AGREEMENT
                                     BETWEEN
                      MARK S. DEMILIO (THE "EXECUTIVE") AND
                 MAGELLAN HEALTH SERVICES, INC. (THE "COMPANY")



1.   Term:                              Three years from the date of the
     ----                               Company's emergence from bankruptcy (the
                                        "Operative Date"), with automatic
                                        renewals for successive one year terms
                                        subject to 6 month written notice of
                                        non-renewal by either party to the
                                        other.

2.   Position; Duties:                  Executive Vice President, Chief
     ----------------                   Financial Officer. Executive shall (i)
                                        report directly to the Chief Executive
                                        Officer and (ii) have such duties and
                                        responsibilities typical of, and
                                        consistent with, the position of
                                        Executive Vice President, Chief
                                        Financial Officer in a public company
                                        the size and nature of the Company.

3.   Other Activities:                  Entitled to (i) with the prior approval
     ----------------                   of the Board, serve on the boards of
                                        directors of a reasonable number of
                                        other companies, (iii) serve on civic or charitable boards and (iv) manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties for the Company.

4.   Place of Performance               Avon, Connecticut shall be location of
     --------------------               the principal executive offices of the
                                        Company, at which shall be based the
                                        Executive, each of the executives
                                        reporting directly to the Chief
                                        Executive Officer and certain other
                                        employees of the Company (the
                                        "Offices").

5.   Base Salary:                       $500,000 per year, with annual review
     -----------                        for increase.

6.   Annual Bonus:                      Entitled to an annual target bonus
     ------------                       opportunity of 60% of Base Salary
                                        ("Target Bonus"). Commencing with the
                                        calendar year 2004, the applicable
                                        performance targets shall be fixed by
                                        the Board or a duly authorized committee thereof during the first quarter of the year after consultation with the


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
                                        Executive (the "Performance Targets");
                                        provided that (i) the Performance
                                        Targets established with respect to the
                                        Target Bonus shall not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the Company and (ii) the other terms and conditions applicable to the Target Bonus shall not be less favorable than those established for other bonus eligible executives of the Company. The Executive shall earn the applicable portion of the Target Bonus based on the achievement of the Performance Targets, as follows:

                                       % Achievement of             % of
                                       Performance Targets   Target Bonus Earned
                                       -------------------   -------------------

                                             80%                      0%

                                            100%                     100%


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
                                        The portion of Target Bonus earned by
                                        the Executive shall be determined on a
                                        straight line interpolated basis for
                                        Performance Target achievement between
                                        the percentages set forth above.
                                        Payments of any annual bonus shall be
                                        made no later than the March 31 of the
                                        year following the year in which such
                                        bonus is earned (e.g., by March 31, 2005 for the bonus earned for 2004).

7.   Sign-on Arrangements:
     ---------------------

         a.    Stock                    The Company shall grant to the Executive
                                        on the Operative Date the number of
                                        shares of common stock (the "Signing
                                        Bonus Shares") that have an aggregate
                                        value of $400,000 based upon the
                                        weighted average per share cost of the
                                        shares purchased by Onex and its
                                        Affiliates on the Operative Date (the
                                        "Average Price Per Share"). (2) The
                                        Signing Bonus Shares shall be fully
                                        vested on the Operative Date, but may
                                        not be transferred until the earlier of
                                        (i) the first anniversary of the
                                        Operative Date and (ii) the Executive's
                                        termination of employment. The Company
                                        shall make a cash payment to the
                                        Executive on the Operative Date in an
                                        amount such that after payment of all
                                        federal, state or local taxes on such
                                        amount (based upon reasonable and
                                        appropriate assumptions to be set forth
                                        in the definitive agreement), the
                                        Executive is left with an amount equal
                                        to the aggregate federal, state and
                                        local taxes on the Signing Bonus Shares.

         b.                             INTENTIONALLY LEFT BLANK

         c.    Stock Options            Options covering 251,393 shares (3) with
                                        a ten-year term will be granted to the
                                        Executive on the Operative Date as
                                        follows:

                                        A tranche of options for 71,827 shares
                                        (4) with an exercise price equal to the
                                        Average Price Per Share shall become
                                        vested as to one third of the shares on
                                        each of the first three anniversaries of the Operative Date (each, a "Vesting Date"). Options that have become vested on a Vesting Date shall become exercisable only if the market price of



----------------------------------
(2) The Average Price Per Share will include all shares that are to be purchased by Onex or its Affiliates under the Plan of Reorganization determined as of the Operative Date, regardless of whether the purchase of such shares has closed.

(3) Amount to equal 1.40% of common equity on a diluted basis (i.e., outstanding plus assumed issuance of 15% of common equity to management). Current assumption is 15,263,158 shares outstanding and 2,693,499 shares to management.


(4) Amount to equal 0.40% of common equity on a diluted basis (See footnote 3, above).

                                        the Company's Common Stock has increased from the Operative Date through the determination date at a cumulative rate of 16% per annum, with daily compounding, over the Average Price Per Share. The determination of whether these options have become exercisable shall be determined on each trading day occurring on or after a Vesting Date and shall be based on the average closing prices of the Company's Common Stock for each of the 20 consecutive trading days ending on each such determination date. In all events, subject to the provisions of this term sheet regarding termination of employment such options shall become fully vested and exercisable on the seventh anniversary of the Operative Date. (6)



                                        Another tranche of options for 107,740
                                        shares (7) with an exercise price of $24
                                        (8) shall become vested as to one third
                                        of the shares on each Vesting Date.
                                        Options that have become vested on a
                                        Vesting Date shall become exercisable
                                        only if the market price of the
                                        Company's Common Stock has increased
                                        from the Operative Date through the
                                        determination date at a cumulative rate
                                        of 10% per annum, with daily
                                        compounding, over the Average Price Per
                                        Share. The determination of whether
                                        these options have become exercisable
                                        shall be determined on each trading day
                                        occurring on or after a Vesting Date and shall be based on the average closing prices of the Company's Common Stock for each of the 20 consecutive trading days ending on each such determination date. In all events, subject to the provisions of this term sheet regarding termination of employment such options shall become fully vested and exercisable on the seventh anniversary of the Operative Date. (9) Shares acquired upon exercise of the options described in this paragraph shall not be transferable until the earlier of (i) the third anniversary of the Operative Date or
                                        (ii) Executive's termination of
                                        employment.

                                        Another tranche of options for 71,826
                                        shares (10) with an exercise price equal to the Average Price Per Share shall become vested and exercisable as to one third of the shares on each Vesting Date.



-------------------------------------
(6) Confirm with Company accountants whether this provision may be eliminated in the event of a required change in the manner of accounting for "fixed" options.

(7) Amount to equal 0.60% of common equity on a diluted basis (See footnote 3, above).

(8) Based on $240,000,000 pre-money equity valuation. Current estimate is 10,000,000 shares.

(9) Confirm with Company accountants whether this provision may be eliminated in the event of a required change in the manner of accounting for "fixed" options.

(10) Amount to equal 0.40% of common equity on a diluted basis (See footnote 3, above).


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
         d.    Miscellaneous            The Company shall register the shares
                                        acquired by the Executive for resale no
                                        later than the date such shares are not
                                        subject to any restriction on transfer
                                        imposed under this Agreement.

8.    Other Long-Term
      Incentives:                       Entitled to participate in the long-term
                                        incentive programs of the Company
                                        including those contained in the
                                        Management Incentive Plan, on a basis
                                        that are at least as favorable as awards to other similarly-situated, senior-level executives of the Company, it being understood that the Board may modify or terminate any long-term incentive plan established by the
                                        Company; provided that no such amendment or termination may adversely affect any outstanding long-term incentive awards of Executive.

9.       Employee Benefits:             Entitled to participate in the employee
                                        welfare benefit programs of the Company
                                        on a basis at least as favorable as
                                        other similarly-situated, senior-level
                                        executives of the Company; provided that
                                        (i) subject to the obligations set forth in clause (ii) below, the Board may modify or terminate any employee welfare benefit program established by the
                                        Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and (ii) in any event, the Company shall provide at its cost life insurance benefits to the Executive of no less than three times the Executive's
                                        Base Salary, the Executive shall be
                                        permitted to purchase at his own expense additional life insurance coverage in an amount no less than three times his Base
                                        Salary, and the Company shall provide
                                        long-term disability coverage equal to
                                        no less than 60% of the Executive's Base
                                        Salary; provided, in all cases Executive is insurable by an insurance company with respect to such coverage.



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
10.      Deferred Compensation
         Plan: Executive shall be entitled to participate in any qualified or non-qualified deferred compensation plan of the Company on no less favorable a basis (including, without limitation, the right to receive Company contributions) than is made available to other senior executives of the Company (excluding the Chief Executive Officer), it being understood that the Board may modify or terminate any deferred compensation plan established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination.

11.   Perquisites:                      Entitled to perquisites at least as
      -----------                       favorable as those provided other
                                        similarly-situated, senior-level
                                        executives of the Company, it being
                                        understood that this provision of
                                        Executive's Agreement shall not require
                                        the Company to offer any perquisites to
                                        other such executives. Notwithstanding
                                        the foregoing, Executive shall be
                                        provided tax and financial allowance of
                                        no less than $15,000 per annum, a
                                        personal membership in a country club
                                        and health club in the vicinity of the
                                        Offices, a car allowance of no less than $1,000 per month, first- or business class air travel (including for
                                        Executive's spouse when appropriate for
                                        business purposes) and an annual
                                        physical. The Company agrees to take
                                        reasonable actions to minimize any tax
                                        liability of Executive related to the
                                        perquisites made available hereunder.

12.   Business Expense
      ----------------
      Reimbursement:                    Entitled to reimbursement for all
      -------------                     appropriate business expenses; also
                                        entitled to reimbursement of the
                                        reasonable costs associated with the
                                        negotiation and preparation of his
                                        employment and other arrangements with
                                        the Company to the extent not exceeding
                                        $50,000.

13.   Termination of Employment:        In the event the Executive's employment
      -------------------------         terminates, the Executive (or in the
                                        event of his death, his estate or other
                                        legal representative) shall be entitled
                                        to the following:

         a. Without Cause or for Good Reason:

                              (i)       Base Salary through the date of
                                        termination;

                              (ii) pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination;

                              (iii)     2 times the sum of (a) Base Salary plus
                                        (b) Target Bonus, payable in a single
                                        cash installment immediately after
                                        termination;



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
                              (iv) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall become exercisable if the applicable conditions for exercisability are satisfied during this three-year post-termination exercise period;

                              (v)       continued participation for the
                                        Executive and his eligible dependents at the Company's expense in all medical, dental and hospitalization coverages for two years, with any period of continuation coverage provided by COBRA commencing thereafter; provided that if the applicable plan in effect on the Executive's date of termination does not permit post-termination continuation of coverage, the Company may commence the COBRA continuation coverage period as of the Executive's date of termination;

                              (vi) at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to two years following termination (provided the Executive reimburses the Company for such premiums);

                              (vii) any amounts earned, accrued or owing to the Executive but not yet paid;

                              (viii)    other payments, entitlements or
                                        benefits, if any, that in accordance
                                        with applicable plans, programs,
                                        arrangements or other agreements of the
                                        Company or any affiliate; and

                              (ix) non-renewal of employment term at the election of the Company shall be treated as a termination without Cause occurring immediately prior to the expiration of the contract term.


         b.     Death or Disability:

                              (i) Base Salary through the end of the month in which termination occurs;

                              (ii) pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination;


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
                              (iii) in the case of a termination due to Executive's Disability, a lump-sum cash payment equal to two times the sum of
                                        (a) Base Salary plus (b) Target Bonus;
                                        provided that this payment shall not be
                                        made if Executive is eligible at the
                                        time of the termination of his
                                        employment for long-term disability
                                        benefits under the Company's long-term
                                        disability program;

                              (iv) accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years following termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall become exercisable if the applicable conditions for exercisability are satisfied during this two-year post-termination exercise period;

                              (v) any amounts earned, accrued or owing to the Executive but not yet paid; and

                              (vi)      other payments, entitlements or
                                        benefits, if any, that in accordance
                                        with applicable plans, programs,
                                        arrangements or other agreements of the
                                        Company or any affiliate.

      c.     For Cause or
             Voluntary:

                              (i)       Base Salary through the date of
                                        termination;

                              (ii) upon a termination of employment for Cause, all stock options shall terminate immediately upon the date of termination and, upon a voluntarily termination of employment by the Executive (other than for Good Reason or Disability), all vested stock options shall remain exercisable until the later of (A) 90 days following the date of termination or (B) the 45th day following the first day on or after the date of termination on which the Executive is not subject to a trading "blackout" imposed by the Company and may sell the shares acquired upon option exercise without violation of Rule 10b-5 under the Securities Exchange Act of 1934;

                              (iii) any amounts earned, accrued or owing to the Executive but not yet paid; and


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
                              (iv)      other payments, entitlements or
                                        benefits, if any, that in accordance
                                        with applicable plans, programs,
                                        arrangements or other agreements of the
                                        Company or any affiliate.

         d.      Termination Without
                 Cause or for Good Reason
                 in Connection With, or
                 Within Three Years After,
                 a Change in Control:
                                        Unless such termination is for Good
                                        Reason pursuant to clause (viii) of the
                                        definition thereof, all the payments and benefits provided , in the case of a Termination without Cause or for Good Reason in Section 13.a above, with the following exceptions:


                              (i) clause (iii) of Section 13.a shall be 3 times the sum of (a) Base Salary plus
                                        (b) Target Bonus, payable in a single
                                        cash installment immediately after
                                        termination;

                              (ii) clause (iv) of Section 13.a shall apply to stock options that vested upon the Change in Control as provided in Section 14 below only if such options will receive more favorable treatment under clause (iv) of Section 13.a;

                              (iii) clause (v) and (vi) of Section 13.a shall be modified to replace "two years" with "three years" in each place it appears; and

                              (iv) clause (ix) of Section 13.a shall be replaced with the following:
                                        "non-renewal of employment term at the
                                        election of the Company during the
                                        Change in Control protection period
                                        shall be treated as a termination
                                        without Cause pursuant to this Section
                                        13.d immediately prior to the expiration of the employment term."

         e.     No Mitigation;
                No Offset:              In the event of any termination of
                                        employment (including non-renewal of the term by the Company), the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under the agreement on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate, but the Company shall not be obligated to provide medical, dental or hospitalization insurance following the
                                        Executive's commencement of other
                                        employment if such employment provides
                                        comparable coverage determined on a
                                        benefit-by-benefit basis.


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
         f.  Non-Competition;
             Non-Solicitation:          For any period during which Base Salary
                                        is continued (or in respect of which it
                                        is paid in a lump sum), or for one year
                                        after the Executive's voluntary
                                        termination of employment without Good
                                        Reason or his termination for Cause.
                                        (12)

14. Change in Control Protections:
    ------------------------------

         a. Treatment of Equity:        Full vesting immediately prior to a
                                        Change in Control of all outstanding
                                        equity (including, but not limited to,
                                        stock options), with all vested stock
                                        options to remain exercisable for the
                                        remainder of their terms; provided that
                                        options held by Executive shall be
                                        cashed out in connection with a Change
                                        in Control if (i) required by the terms
                                        of the Management Incentive Plan and
                                        (ii) all other options issued by the
                                        Company are cashed out in connection
                                        with such Change in Control. Options
                                        that are not exercisable because the
                                        applicable performance hurdle has not
                                        been satisfied shall become exercisable
                                        immediately prior to the Change in
                                        Control.

         b. 280G Gross-Up:              Full excise tax gross-up.

15.      Dispute Settlements:           Arbitration in accordance with the
         -------------------            Commercial Arbitration Rules of the
                                        American Arbitration Association. The
                                        venue for any such proceedings shall be
                                        in Hartford, Connecticut.

16.      Applicable Law:                Connecticut.
         --------------

17.      Indemnification:               Appropriate indemnification provisions,
         ---------------                including, but not limited to,
                                        indemnification pursuant to the
                                        Company's corporate governance documents or, if greater, applicable law.
                                        Insurance pursuant to a
                                        Company-purchased directors' and
                                        officers' liability insurance and
                                        umbrella insurance in an amount no less
                                        than $50 million.

18.     Definitions:                    See Attachment A.
        -----------


---------------------------
(12) Definition of competitive activity to be narrowly defined and shall not prohibit association with a company if an immaterial portion of its revenues is attributable to operations directly competitive with the Company (provided the Executive is not employed within those directly competitive operations).


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
                                                                    ATTACHMENT A

                                   DEFINITIONS
                                   -----------

         "CAUSE" shall mean:

          (i) the Executive is convicted of (or pleads guilty or nolo contendere to) a felony;

          (ii) intentional fraud by the Executive in the performance of his duties for the Company or intentional misappropriation of Company funds by the Executive;

          (iii) (A) material breach of the non-competition/non-solicitation covenants set forth in the employment agreement or (B) a willful and material breach of the confidentiality provisions set forth in the employment agreement;

          (iv) a willful and material violation by the Executive of the Company's written policies and procedures that are legal and ethical, have been made available to the Executive and relate to the performance of his duties for the Company (provided that the Company has not failed to terminate other employees for comparable violations), or willful gross misconduct by the Executive relating to the performance of his duties for the Company; or

          (v) willful failure to comply with direction of the Chief Executive Officer or the Board or any duly authorized committee thereof (including any written policies or procedures promulgated by those bodies), provided that (A) such directions (or policies or procedures) of the Board or such committee are actions of the Board or a duly authorized committee thereof within the meaning of Section 141 of the General Corporation Law of the State of Delaware (or any comparable provision of applicable law), (B) the existence of such directions (or policies or procedures) is known by Executive or such directions (or policies or procedures) have been communicated to Executive, (C) such directions (or policies or procedures) are consistent with the duties and role of an Executive Vice President, Chief Financial Officer of a company the nature and size of the Company and (D) such directions (or policies or procedures) do not require actions that are illegal or unethical.

           For purposes of clauses (iii) and (iv), no act or failure to act shall be deemed to be "willful" if Executive reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of the Company. Anything notwithstanding to the


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
           contrary, the Executive's employment shall not be terminated for "Cause," within the meaning of clauses (ii) through (v) above, unless the Executive has been given written notice by the Board stating the basis for such termination and, in the case of clauses (iii) through
           (v) above, he is also given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured (and also for any purported termination for Cause under clause (ii) above), the Executive has an opportunity to be heard before the Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of the members of the Board that includes at least two directors who are independent for purposes of the listing requirements of the securities exchange on which the Company's securities are listed "Cause" for terminating the Executive's employment on the basis set forth in the original notice exists. The Executive's communication to the Board of his disagreement with decisions made by the Board and the reasons for that disagreement shall not constitute "Cause" provided that he does not engage in conduct constituting Cause as set forth in clause (v) above. Any termination for Cause shall be subject to de novo review in accordance with the arbitration provisions of the employment agreement. If an arbitrator or arbitrators determine that the basis for Cause did not exist, then the Executive's termination of employment shall be treated as a termination without Cause.

           "CHANGE IN CONTROL" shall mean the occurrence of any one of the following events:

          (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes after the Operative Date a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 30% or more of the Voting Stock of the Company; provided that this clause (i) shall not be operative during the period the Minimum Hold Condition is satisfied (it being understood that a Change in Control will occur at the time the Minimum Hold Condition is not satisfied (the "Requisite Time") if
                    (A) a person becomes the beneficial owner of 30% or more of the Voting Stock during the period in which the Minimum Hold Condition is satisfied and (B) that person is the beneficial owner of 30% or more of the Voting Stock at the Requisite
                    Time);

          (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Operative Date and the Minimum Hold Condition is not satisfied at the time; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors, or who became a director at a time the Minimum Hold Condition was satisfied, shall be considered to be an Incumbent Director;

          (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets;


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
          (iv) all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock or other ownership interests of the Company, a majority of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

          (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company who were not Affiliates of the Company prior to the relevant transaction in exchange for stock of such other company).

           For purposes of the Change in Control definition, "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company, "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and "Voting Stock" shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

           "DISABILITY" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

           "GOOD REASON" shall mean termination by the Executive of his employment after written notice to the Company following the occurrence of any of the following events without his consent:

          (i) a reduction in the Executive's then current Base Salary or the Target Bonus opportunity (i.e., 100% of Base Salary);


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          (ii)      a material diminution in the Executive's positions, duties or authorities (including any removal of the Executive from any position set forth in Section 2 above) or interference with the Executive's carrying out his duties or exercising his authority so that he is unable to carry out his duties or exercise his authority as Executive Vice President, Chief Financial Officer;

          (iii) the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as Executive Vice President, Chief Financial Officer of the Company;

          (iv) a change in the reporting structure so that the Executive reports to someone other than the Chief Executive Officer;

          (v) requiring the Executive to relocate, or the relocation of the Offices to a location that is more than 50 miles from Avon, Connecticut;

          (vi) a breach by the Company of any material provision of the Executive's employment agreement;

          (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

          (viii) for any reason by the Executive during the 30-day period following the six-month anniversary of a Change in Control (whether or not the Executive consented to such Change in Control), provided that the Executive's termination of employment pursuant to this clause (viii) shall be treated as termination for Good Reason pursuant to Section 13.a above;

           provided that in the case of clauses (i) through (vii) (but not clause (viii)) such event continues uncured for fifteen (15) days after the Executive gives the Company notice thereof.



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